Free Writing Prospectus Filed

Pursuant to Rule 433

Registration Statement No. 333-150760

Dated May 10, 2010

On May 10, 2010, Noranda Aluminum Holding Corporation (the “Company”) amended its Registration Statement on Form S-1 relating to its planned initial public offering primarily to correct certain numbers included under the heading “Last Twelve Months Ended March 31, 2010” in the tables reconciling net income (loss) to Adjusted EBITDA on pages 24, 26, 93 and 95 of the prospectus, which were incorrect due to computational error. As a result of these corrections, Adjusted EBITDA for the Last Twelve Months Ended March 31, 2010 was changed from $148.7 million to $147.7 million.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 866-500-5408. The registration statement (including the prospectus) is also available at http://www.sec.gov/Archives/edgar/data/1422105/000119312510113944/ds1a.htm.